Securities and Exchange Commission
Washington, D.C. 20549
RE: STERIS Corporation
Commission File No. 0-20165
1933 Act and 1934 Act Filings

Authorized Representatives

Ladies and Gentlemen:

      The above Company is the issuer of securities registered under Section 12 of the Securities
Exchange Act of 1934. The person signing below confirms, as of the date appearing opposite her signature, that each of the "Authorized Representatives" named below is authorized on her behalf to sign such statements (on Form 3, Form 4, Form 5, Form 144, Schedule 13G, or otherwise) with respect to securities of the Company (the "Securities"), and to submit to the Securities and
Exchange Commission such filings (including reports, notices, and other statements) with respect to the Securities, as are required by the Securities Act of 1933 or the Securities Exchange Act of
1934 (collectively, the "Acts"). The person so signing also confirms the authority of each of the
Authorized Representatives to do and perform, on her behalf, any and all acts and things with respect to the Securities requisite or necessary to assure compliance by the signing person with the filing requirements of the Acts. The authority confirmed herein shall remain in effect as to the person signing below until such time as the Commission shall receive from that person a written communication terminating or modifying the authority.

Authorized Representatives
 Mark D. McGinley
 Laurie Brlas
 Ronald E. Snyder
 Dennis P. Patton
 J. Adam Zangerle

Dated: May 6, 2005    By:  /s/ Mohsen Sohi